Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement, dated and effective as of October 26, 2009, hereinafter the “Agreement,” is entered into by and between TECHNEST HOLDINGS, INC. (“Technest”), a Nevada corporation with its principal place of business at 10411 Motor City Drive, Suite 650, Bethesda, Maryland, EOIR HOLDINGS LLC (“Holdings”), a Delaware limited liability company with its principal place of business at 600 Galleria Parkway, Suite 400, Atlanta, Georgia, and EOIR TECHNOLOGIES, INC. (“EOIR”), a Virginia corporation with its principal place of business at 10300 Spotsylvania Ave., Suite 220, Fredericksburg, Virginia, collectively referred to herein as the “Parties.”

RECITALS

A.           WHEREAS, on September 10, 2007, the Parties entered into a Stock Purchase Agreement (“SPA”) to effectuate the sale of EOIR by Technest to Holdings.

B.           WHEREAS, a dispute arose between Technest and Holdings regarding the duties and obligations of Holdings under the SPA.

C.           WHEREAS, on September 24, 2008, Technest filed a demand for arbitration against Holdings with the American Arbitration Association (“AAA”), Case No. 16 180 Y 00615 08 (the “Arbitration”), alleging, among other things, that Holdings breached the SPA by failing to pay Technest the Contingent Purchase Price as required under the SPA; and on August 21, 2009, after full discovery and a seven day hearing, a panel of three AAA arbitrators issued an unanimous Final Award (“Award”) finding Holdings had breached the SPA and awarding Technest $23,778,402.83 plus interest (the Award is attached hereto as Exhibit A).

D.           WHEREAS, on or about February 17, 2009, Holdings filed a complaint against Technest in the U.S. District Court for the District of Delaware, Case No. 1:09-cv-00095-SLR, alleging that Technest breached the SPA when it failed to pay a Net Working Capital Adjustment to the Closing Date Purchase Price under the SPA; and, on April 21, 2009, the Court ordered a stay of the proceedings pending completion of arbitration regarding the Contingent Purchase Price issue; and, on September 30, 2009, Holdings filed another complaint against Technest in the U.S. District Court for the District of Delaware, Case No. 1:09-cv-730-SLR alleging that Technest breached the SPA by violating various representations, warranties, and covenants that governed the conditions of the sale of EOIR.

E.           WHEREAS, on August 24, 2009, Technest filed a motion to confirm the arbitration award and for entry of judgment in the U.S. District Court for the Eastern District of Virginia, Case No. 1:09-mc-00037-AJT-TCB; and, on September 11, 2009, the U.S. District Court for the Eastern District of Virginia transferred the matter to the U.S. District Court for the District of Columbia.

F.           WHEREAS, on September 8, 2009, Holdings filed a petition to vacate the arbitration award in the U.S. District Court for the District of Columbia, Case No.1:09-cv-01707-RWR, alleging that the arbitration panel had exceeded its authority and committed manifest disregard of the law; and, on September 20, 2009, Holdings filed a superseding petition to vacate the arbitration award in the same court alleging violations similar to its original petition; and, on September 21 and October 5, 2009, Technest filed oppositions to both Holdings’ original and superseding petitions to vacate the arbitration award (the actions referred to in Recitals E and F collectively “the District of Columbia Action”).

G.           WHEREAS, the Parties now desire to settle any and all known or unknown claims arising from or relating to the SPA, including the matters listed above, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the Recitals set forth above and the mutual promises, covenants, representations, obligations, and releases described below, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged by each of the Parties, and intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.           Settlement Payment.  In full settlement of all claims with respect to the SPA, the Arbitration, and the other matters described above, and in accordance with the terms and conditions within this Agreement:

(a)            No later than sixty (60) days after the execution of this Agreement, Holdings shall pay to Technest the sum of $18,000,000 (eighteen million dollars) by wire transfer to the following bank account:

Bank Name/Address:

CitiBank’s ABA No.:

Account Name (Beneficiary):

Account Number:

(b)           Contingent upon, and no later than sixty (60) days after the first to occur of the following, Holdings shall pay to Technest the sum of $5,000,000 (five million dollars) by wire transfer to the same bank account listed in subparagraph 1(a) above:

(i)           The award to EOIR of a contract by the United States Government or any department or agency thereof under the Warrior Enabling Broad Sensor Services (WEBSS) Indefinite Delivery Indefinite Quantity (ID/IQ) contract, Solicitation Number: W15P7T-10-R-P601 (the “WEBS contract”), or any other contract generally recognized to be a successor contract to the STES contract (as defined below; such successor contract or the WEBS contract being referred to herein as the “STES follow-on contract”).  For avoidance of doubt, Holdings’ obligation to pay to Technest under this subparagraph 1(b) shall not be affected by any of the following:  (w) the amount of the contract ceiling on the STES follow-on contract or whether there is a program or aggregate contract ceiling for multiple awardees or a dedicated ceiling for EOIR for the STES follow-on contract, (x) the number of awardees under the STES follow-on contract, (y) whether or not EOIR is awarded any task orders under the STES follow-on contract, and (z) the amount of, or scope of work under, any task orders awarded to EOIR under the STES follow-on contract; or

(ii)           The award to EOIR of one or more task orders under U.S. Army contract no. WI5P7T-08-D-P417 (the “STES contract”) which results in EOIR having received awards of task orders under the STES contract totaling no less than $495,000,000 (four hundred ninety five million dollars).

2.           Guarantee.  EOIR shall absolutely, unconditionally and irrevocably guarantee full and prompt performance of all of the obligations of Holdings under this Agreement. Until such time as Holdings has either met its obligation to pay to Technest the sum of $5,000,000 under subparagraph 1(b) of this Settlement Agreement or such obligation is terminated because neither of the conditions set forth in subparagraph 1(b) has been met, EOIR shall not (a) declare or pay any dividends or make a distribution to its shareholders, (b) make any loans to, or guaranty any loans for, any officers, directors or affiliates of EOIR other than any loans or guaranties the purpose of which is to enable Holdings or EOIR to make the payments required by paragraph 1, (c) make any payments to officers, directors, affiliates or other creditors of EOIR other than in the ordinary course of EOIR’s business and in a manner consistent with past practice and other than payments to creditors that have advanced loans to EOIR for the purpose of enabling Holdings or EOIR to make the payments required by paragraph 1.  In no event shall EOIR, nor shall its officers or directors direct EOIR to, sell, dispose, transfer or waste EOIR assets such that EOIR would be rendered unable to timely fulfill its obligations under this paragraph 2 to guaranty full and prompt performance of all of the obligations of Holdings under this Agreement including, without limitation, Holdings’ obligations under subparagraph 1(b).  The term “affiliate” shall have the meaning given to such term in paragraph 5 of this Settlement Agreement.

3.           Disposition of All Pending Litigation.  On or before October 29, 2009:

(a) Technest and Holdings shall execute a Stipulation and Order in the form set forth in Exhibit B hereto and addressing all pending matters in the District of Columbia Action in the manner set forth therein (“Escrow Order”).  The Escrow Order shall be held in escrow by Howrey, LLP.  Upon satisfaction of Holdings’ obligations in subparagraph 1(a) of this Settlement Agreement, Howrey, LLP shall destroy the Escrow Order and certify in writing to counsel for Holdings in the District of Columbia Action that it has done so.  In the event Holdings defaults under its obligations under subparagraph 1(a) of this Settlement Agreement, Technest shall have the right to immediately file the Escrow Order with the U.S. District Court for the District of Columbia and shall have full rights to enforce the Award and any judgment thereon.  In the event Technest files the Escrow Order, the obligations of Holdings under paragraph 1, shall automatically terminate.  The parties will submit a joint request to stay the proceedings in the District of Columbia Action for sixty (60) days from the date of this Agreement in the form set forth in Exhibit X hereto. In the event that, notwithstanding such request, the U.S. District Court for the District of Columbia refuses to grant such a stay or otherwise confirms the Award and/or enters a judgment on the Award, the obligations of the Parties under this Settlement Agreement including, without limitation, Technest’s obligations under paragraph 4 of this Settlement Agreement, shall remain in effect.

(b) Technest and Holdings shall file with the U.S. District Court for the District of Delaware a Stipulation and Order of Dismissal with Prejudice in the form set forth in Exhibit C hereto in both pending actions in the Delaware actions referenced in Recital D above.

4.           Execution of Award / Judgment.  Technest shall take no steps to confirm, execute or enforce the Award or any judgment unless and until Holdings defaults on its obligations under this Settlement Agreement.  Upon satisfaction of Holdings’ obligations under subparagraph 1(a) of this Settlement Agreement, Technest and Holdings will file a Joint Stipulation and Dismissal Order in the District of Columbia Action, dismissing the actions with prejudice and with each party to bear its own costs.  The filing of the Joint Stipulation and Dismissal Order shall not excuse the obligations of Holdings under subparagraph 1(b) of this Settlement Agreement.

5.           General Mutual Release.  In consideration for the full, complete, and timely performance of all the terms and conditions of this Agreement, the Parties (including all predecessors, successors, affiliates and related entities and any of their respective divisions, assigns, principals, agents, partners, officers, directors, trustees, members, employees, representatives, agents, expert consultants, attorneys, heirs, legal representatives, beneficiaries, executors and administrators) hereby fully and forever release, exonerate, discharge, and covenant not to sue each other (including all predecessors, successors, affiliates and related entities and any of their respective divisions, assigns, principals, agents, partners, officers, directors, trustees, members, employees, representatives, agents, expert consultants, attorneys, heirs, legal representatives, beneficiaries, executors and administrators) from and for any and all claims and liabilities of any kind or description, in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, concealed or hidden, patent or latent, arising out of, in connection with, or in any way relating to the SPA, the Arbitration, or any of the litigation referenced in Recitals D, E, and F.  For purposes of this General Mutual Release, (a) the term “related entities” shall be construed to include, with respect to Technest, Southridge Partners LP  and its affiliates, and, with respect to Holdings and EOIR, The White Oak Group, Inc. and the White Oak Guggenheim Aerospace and Defense Fund, LP, and their affiliates and (b) the term “affiliate” shall mean, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.   Holdings agrees that any and all claims asserted against the funds held pursuant to the Escrow Agreement dated December 31, 2007 between Holdings, Technest and  JP Morgan Chase Bank, National Association (the “Escrow Agent”) are released and the Parties hereby authorize and direct the Escrow Agent to pay such funds to Technest in accordance with the Escrow Agreement.

6.           Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire agreement and understanding between the Parties with respect to the subject matters herein.  Except as otherwise set forth in this Agreement, this Agreement supersedes and replaces all prior agreements, negotiations, discussions, and understandings, whether oral or written, between the Parties with respect to such matters.  This Agreement may not be amended, modified, altered, or changed except by the signed written agreement of the Parties expressly stating that it is an amendment to this Agreement.  The Parties acknowledge and agree that they will make no claim, and waive any right they now or may hereafter have, based upon any alleged oral amendment, oral alteration, oral modification, or oral change to this Agreement.

7.           Choice of Law and Forum.  This Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of Delaware without regard to or application of choice of law rules or principles.  All disputes arising out of or under this Agreement shall be adjudicated in the United States District Court for the Eastern District of Virginia, Alexandria Division (the “E. D. Va.”).  In the event that the requisite subject matter jurisdiction cannot be established in the E. D. Va., all disputes arising out of or under this Agreement shall be resolved by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Association of Arbitration.  Such arbitration shall be adjudicated by a Panel of three (3) arbitrators and the proceedings in any such arbitration shall be conducted in the District of Columbia.  Each side in the arbitration shall select one arbitrator, and the two arbitrators so selected shall select the third.

8.           Knowing and Voluntary.  The Parties acknowledge and represent that they have carefully read and fully understand all of the terms and conditions set forth in this Agreement.  The Parties further acknowledge and represent that they enter into this Agreement freely, knowingly, and without coercion and based on their own independent judgment.

9.           Representation by Counsel.  The Parties acknowledge and represent that, prior to execution of this Agreement, they have consulted with their respective counsel concerning the advisability of entering into, and the meaning and effect of the terms and conditions set forth in, this Agreement.

10.           Prevailing Party Attorneys’ Fees.  In any action or proceeding to enforce this Agreement, the prevailing party shall be entitled to recover all attorneys’ fees and costs incurred, including those incurred on appeal or review.  The Parties acknowledge and agree that time is of the essence for the performance of the payment obligations set forth in Paragraph 1 of this Settlement Agreement.

11.           Counterparts.  This Agreement may be executed in counterparts which shall constitute one agreement when executed by all of the undersigned Parties.  Signatures can be exchanged and delivered by electronic means, including by facsimile or by email as an attached electronic file, and such exchange and delivery shall have the same legal effect as if original signatures were exchanged and delivered.

IN WITNESS WHEREOF, the Parties to this Agreement represent and warrant that they have the sole right and exclusive authority to execute this Agreement and that they have not sold, assigned, transferred, conveyed, or otherwise disposed of any interest, right, claim or demand, or portion thereof, relating to any matter in this Agreement.

TECHNEST HOLDINGS, INC. By: /s/ Gino M. Pereira Its: Chief Executive Officer Date: October 26, 2009

EOIR HOLDINGS LLC By: EOIR Holdings Management LLC, Manager By: /s/ Mark G. Mykityshyn Its: Managing Member Date: October 26, 2009
EOIR TECHNOLOGIES, INC. By: /s/ Mark G. Mykityshyn Its: Co-Chairman and Secretary Date: October 26, 2009